Exhibit 10.5

CONFIDENTIAL

June 28, 2017

Brian McKelligon

[***]

[***]

Dear Brian,

I am very pleased to provide you with this offer (“Offer”) to join Akoya Biosciences, Inc. (“Akoya” or the “Company”) in the position of Chief Executive Officer reporting to the Board of Directors. We are very excited about having you lead the Company through the commercialization and growth stage of its development, which will involve building a talented group of executives and employees, launching Akoya’s Codex technology, growing revenues for its instruments, kits, services and software, developing a pipeline of new products and intellectual property, and managing its resources in a capital efficient manner.

This Offer and your start date are contingent upon the completion of an institutional fundraise, which is expected to be completed around July 7th. Your start date will be July 10, 2017. The terms of the Offer are as follows:

1.	Annual Salary and Objective-Based Bonus: You will be paid an annual salary of $260,000 in semi-monthly installments. Payments will be subject to deductions for taxes and other withholdings as required by law or the policies of the Company. In addition, you will have an opportunity to earn an annual bonus of up to $65,000 based upon milestones to be mutually agreed upon.

2.	Equity: Subject to Board approval, you will be provided an option to acquire an amount of shares equivalent to 3% of the Company’s fully diluted shares following the closing of the first institutional fund raise, under the Company’s stock option plan, subject to standard four year vesting requirements (with a one year cliff). You will also be granted an option to acquire an amount of shares equivalent to 1% of the Company’s fully diluted shares following the closing of the first institutional fund raise subject to vesting based on achievement of certain milestones to be mutually agreed upon by you and the Company.

360 Post Street | Suite 601 | San Francisco, CA 94108 | 415.765.6980 | www.akoyabio.com

Confidential	Page 2 of 4

3.	Benefits: The Company will reimburse you for healthcare insurance coverage (to include medical, dental and vision for your family) costs as per Company policy. Disability and life insurance will be provided for you when it is offered by the Company as an employee benefit. Akoya will also provide you with two weeks of paid vacation per year and up to 5 days of paid sick leave. Vacation and sick leave shall not accrue from year to year.

4.	Severance: In the event of a termination of your employment pursuant to a Constructive Termination or a termination without Cause, the Company will pay your Salary and continued Benefits for: a) a period of 3 months following termination without Cause if termination occurs within 6 months of your start date or b) a period of 6 months following termination without Cause if termination occurs after 6 months of your start date. All payments will be made in accordance with the Company’s normal payroll practices. “Cause” and “Constructive Termination” shall have the meaning set forth in Exhibit A. You agree that as a condition to receiving any severance compensation, you will execute and deliver to the Company a separation and release agreement pursuant to which you will release and waive all claims against the Company, its affiliates, and all of its and their present and/or former members, owners, officers, directors, employees, agents, attorneys and representatives.

5.	Change of Control: In the event of a Change of Control as defined in Exhibit A, all outstanding, unvested equity granted to you shall fully vest immediately prior to or on the date of such Change of Control. Section 4 above shall also apply upon any Change of Control.

6.	Non-Competitive Activity: You will be allowed dedicate approximately 10 hours per month toward business consulting efforts with additional organizations if such organizations are non-competitive with the Company. You will provide the Board of Directors with a summary of such activities and time devoted each month. The Board of Directors shall have the right to determine if any of these engagements is competitive and can request that you terminate such relationships.

7.	Annual Review: An annual review of your compensation will be completed to evaluate potential increases in cash and/or equity compensation as outlined above. For clarification, this review does not imply any commitment on behalf of the Board of Directors to any increase in either cash or equity.

Subject to the provisions in this Offer, your employment with Akoya is at-will and either you or the Company can terminate the relationship at any time with or without cause and with or without notice. Your acceptance of this Offer and commencement of employment with the Company are contingent upon your execution of the Company’s standard form of Confidential Information and Invention Assignment Agreement.

www.akoyabio.com

Confidential	Page 3 of 4

You acknowledge that this Offer represents the entire agreement between you and Akoya and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon Akoya.

We look forward to your joining the Akoya team and believe that you will find the experience to be very rewarding. I am very much looking forward to working with you. Please let me know if you have any questions. If you are in agreement with the above outline, please sign below.

Sincerely,

/s/ Deval Lashkari
Deval Lashkari
Director

I hereby am willing to accept employment on the conditions set forth in this letter.

/s/ Brian McKelligon
Brian McKelligon

29 June 2017
Date

www.akoyabio.com

EXHIBIT A

“Constructive Termination” shall mean (i) without your written consent, a material reduction in your Annual Salary, Objective-Based Bonus or Benefits, other than those part of a management-wide reduction, (ii) any material failure by the Company to comply with the provisions of this Offer, (iii) any action that results in a material diminution in your title, duties or responsibilities unless such changes are mutually agreed upon, (iv) a failure of a successor-in-interest under a Change of Control to assume all of the obligations of the company under this Offer, and (v) without your written consent, a requirement of relocation to a location more than 30 miles away from your current home address. In order to establish a “Constructive Termination” for terminating employment, you must provide written notice to the Company of the existence of the condition giving rise to the Constructive Termination and the Company must be provided with thirty (30) days thereafter to cure the condition to the extent that any of such reasons are susceptible to cure, such satisfaction to be reasonably determined by you.

“Cause” shall mean: (i) any act or omission by you which has an adverse effect on the Company’s business or on your ability to perform services for the Company, including, without limitation, the commission of, or a guilty or no contest plea to, any crime (other than ordinary traffic violations), (ii) refusal or failure to perform reasonably assigned duties, serious misconduct, excessive absenteeism, a breach by you of your fiduciary duty to the Company, or an act of fraud or dishonesty in the performance of your duties, (iii) refusal or failure to comply with the Company’s policies, or (iv) any breach of your obligations or duties under any written agreement between the Company and you, including, without limitation, this Offer.

“Change of Control” shall mean the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another corporation or entity, or other similar transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries,) and (B) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Board of Directors of the Company at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

www.akoyabio.com